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                  [Letterhead of Holtz Rubenstein & Co., LLP]

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of SPORTSTRAC, INC. on Amendment No. 7 to Form SB-2 of our report dated January 15, 1996 (except for
Note 5a, as to which the date is July 31, 1996, Note 5b, as to which the date is April 22, 1996, Note 7a, as to which the date is March 29, 1996 and Note 12, as to which the date is August 22, 1996), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.



/s/ Holtz Rubenstein & Co., LLP
HOLTZ RUBENSTEIN & CO., LLP

Melville, New York
September 30, 1996